Exhibit 99.2G(2)

                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT made this 1st day of September, 2006, by and between NOMURA ASSET MANAGEMENT U.S.A. INC., a New York corporation (hereinafter referred to as the "Manager"), and NOMURA ASSET MANAGEMENT CO., LTD., a Japanese corporation (hereinafter referred to as the "Investment Adviser").

                              W I T N E S S E T H :

         WHEREAS, Korea Equity Fund, Inc. (the "Fund") is engaged in business as a non-diversified, closed-end, management investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

         WHEREAS, the Manager and the Investment Adviser are engaged in business as registered investment advisers under the Investment Advisers Act of 1940, as amended; and

         WHEREAS, the Manager has entered into a Management Agreement with the Fund of even date herewith (the "Management Agreement"); and

         WHEREAS, the Investment Adviser is willing to provide investment advisory services to the Manager in connection with the Fund's operations on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

                                    ARTICLE I

                        DUTIES OF THE INVESTMENT ADVISER

         The Manager hereby retains the Investment Adviser to act as the investment adviser of the Fund and to furnish the Fund with the investment advisory services described below, subject to the policies of, review by and overall control of the Board of Directors of the Fund, for the period and on the terms and conditions set forth in this Agreement. In addition, the Manager may delegate to the Investment Adviser investment discretion over all or a portion of the Fund's assets. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein.

         (a) Research Services. Subject to the broad supervision of the Manager and the Fund, the Investment Adviser shall provide the Manager with such economic research and securities analysis as the latter may from time to time consider necessary for the proper supervision of the Fund's assets.

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         (b) Investment Discretionary Services. To the extent that the Manager, with the prior authorization of the Fund's Board of Directors, delegates investment discretion in writing to the Investment Adviser, the Investment Adviser shall provide the Fund with such investment advice and supervision as the Fund may from time to time consider necessary for the proper supervision of those assets of the Fund for which the Investment Adviser has been delegated investment discretion. The Investment Adviser shall furnish continuously an investment program for such assets of the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of such assets of the Fund shall be held in the various securities in which the Fund invests, options, futures, options on futures or in cash, subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in filings made by the Fund under Federal securities laws. The Investment Adviser shall make decisions for the Fund as to foreign currency matters and make determinations as to foreign exchange contracts. The Investment Adviser shall make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to such portfolio securities shall be exercised. Should the Board of Directors of the Fund at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof in writing, the Investment Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above.

         To the extent that the Manager delegates such authority in writing to the Investment Adviser, the Investment Adviser shall place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers and dealers and the placing of such orders, the Investment Adviser is directed at all times to seek to obtain execution and price within the policy guidelines determined by the Board of Directors of the Fund and set forth in the filings made by the Fund under Federal securities laws. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Investment Adviser may select brokers or dealers with which it, or the Fund, is affiliated.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

         The Investment Adviser shall furnish, at its own expense, all administrative services, office space, equipment and facilities, investment advisory, statistical and research services, and executive, supervisory and clerical personnel necessary to carry out its obligations under this Agreement.

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                                   ARTICLE III

                     COMPENSATION OF THE INVESTMENT ADVISER

         For the services to be rendered as provided herein, the Manager shall pay to the Investment Adviser at the end of each calendar month a fee at the annual rate of 0.495% of the Fund's average weekly net assets (i.e., the average weekly value of the total assets of the Fund minus the sum of accrued liabilities of the Fund), commencing on the day following effectiveness hereof. To the extent that the Manager, with the prior authorization of the Fund's Board of Directors, delegates investment discretion over a portion or all of the Fund's assets to the Investment Adviser and/or Nomura Asset Management Singapore Limited, it is understood that a portion of such compensation is being paid by the Manager to the Investment Adviser as agent for the Investment Sub-advisers referenced in Article IV hereof, and that the Investment Adviser will remit such compensation to the Investment Sub-advisers pursuant to the Investment Sub-Advisory Agreements referenced in such Article IV.

         For purposes of this calculation, average weekly net assets is determined at the end of each month on the basis of the average net assets of the Fund for each week during the month. The assets for each weekly period are determined by averaging the net assets at the last business day of the prior week. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month that this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. During any period when the determination of net asset value is suspended by the Board of Directors of the Fund, the average net asset value of a share for the last week prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding week until it is again determined.

                                   ARTICLE IV

                       INVESTMENT SUB-ADVISORY AGREEMENTS

         This Agreement is entered into with the understanding that the Investment Adviser will enter into Investment Sub-Advisory Agreements with each of Nomura Asset Management Singapore Limited and Nomura Asset Management Hong Kong Limited, substantially in the forms attached hereto as Exhibits I and II, respectively, in which the Investment Adviser will contract for advisory services and pay the Investment Sub-adviser compensation for its services out of the compensation received hereunder pursuant to Article III.

                                    ARTICLE V

                LIMITATION OF LIABILITY OF THE INVESTMENT ADVISER

         The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article V, the term "Investment Adviser" shall include any affiliates

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of the Investment Adviser performing services for the Fund contemplated hereby and directors, officers, partners and employees of the Investment Adviser as well as that corporation itself.

                                   ARTICLE VI

                      ACTIVITIES OF THE INVESTMENT ADVISER

         The services of the Investment Adviser to the Fund are not to be deemed to be exclusive, the Investment Adviser and any person controlled by or under common control with the Investment Adviser (for the purpose of this Article VI referred to as "affiliates") being free to render services to others. It is understood that directors, officers, employees and shareholders of the Manager are or may become interested in the Investment Adviser and its affiliates, as directors, officers, employees, partners and shareholders or otherwise and that directors, officers, employees, partners and shareholders of the Investment Adviser and its affiliates are or may become similarly interested in the Manager or the Fund, and that the Investment Adviser is or may become interested in the Manager or the Fund as shareholder or otherwise.

                                   ARTICLE VII

                   DURATION AND TERMINATION OF THIS AGREEMENT

         This Agreement shall become effective as of the date first above written and shall remain in force until August 31, 2007 and thereafter, but only so long as the Management Agreement remains in force and provided that such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

         This Agreement may be terminated at any time, without the payment of any penalty, by the Manager, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund or by the Investment Adviser, on sixty days' written notice to the parties. This Agreement shall automatically terminate in the event of its assignment or upon the termination of the Management Agreement.

                                  ARTICLE VIII

                          AMENDMENTS OF THIS AGREEMENT

         This Agreement may be amended by the parties only if such amendment is specifically approved in accordance with applicable requirements under the Investment Company Act.

                                   ARTICLE IX

                          DEFINITIONS OF CERTAIN TERMS

                  The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the

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respective meanings specified in the Investment Company Act and the Rules and
Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                    ARTICLE X

                                  GOVERNING LAW

         This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

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

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                       NOMURA ASSET MANAGEMENT U.S.A. INC.


                                       By_____________________________________



                                       NOMURA ASSET MANAGEMENT CO., LTD.


                                       By_____________________________________


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